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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 33-31932, 33-40222, 33-41854, 33-43856, 33-58766, 333-15933, 333-24187 and 333-28415) and in the related Prospectuses, and in the Registration Statements (Form S-8 Nos. 33-31439, 33-33887, 33-34112, 33-34834, 33-44519, 33-58929, 333-04021, 333-17889, 333-45935, 333-45939, 333-90645, 333-90647 and 333-75418) pertaining to the 1987 Stock Option Plan of Magnetek, Inc., the Magnetek, Inc. FlexCare Plus Retirement Savings Plan, the 1989 Incentive Stock Compensation Plan of Magnetek, Inc., the Magnetek Unionized Employee Savings Plan, the Amended and Restated 1989 Incentive Stock Compensation Plan of Magnetek, Inc., the Second Amended and Restated 1989 Incentive Stock Compensation Plan of Magnetek, Inc., the Magnetek, Inc. Non-Employee Director Stock Option Plan, the Magnetek, Inc. Deferred Investment Plan, the Magnetek, Inc. 1997 Non-Employee Director Stock Option Plan, the Magnetek, Inc. Amended and Restated Director Compensation and Deferral Investment Plan, the 1999 Stock Incentive Plan of Magnetek, Inc., the 2000 Employee Stock Plan of Magnetek, Inc. and the 2002 Employee Stock Purchase Plan of Magnetek, Inc., of our reports dated August 20, 2003, with respect to the consolidated financial statements and schedule of Magnetek, Inc. included or incorporated by reference in this Annual Report (Form 10-K) for the year ended June 30, 2003.

ERNST & YOUNG LLP
Woodland Hills, California September 26, 2003

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  EXHIBIT 23.1